Exhibit 99.1

Contact:	David Kimichik	Tripp Sullivan
	Chief Financial Officer	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376
ASHFORD HOSPITALITY TRUST DECLARES SECOND QUARTER DIVIDENDS
DALLAS — (June 14, 2007) — Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced the Board of Directors has declared its quarterly common stock dividend of $0.21 per diluted common share, payable on July 16, 2007, to shareholders of record on June 29, 2007. On an annualized basis the dividend equates to a 7.2% dividend yield based on the Company’s closing price on June 14, 2007.
Separately, the Board declared a quarterly cash dividend of $0.5344 per diluted share for the Company’s 8.55% Series A Cumulative Preferred Stock for the second quarter ending June 30, 2007. The dividend, which equates to an annual rate of $2.1375 per share, is payable on July 16, 2007, to shareholders of record as of June 29, 2007.
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Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.
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